UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 of 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 3, 2008

Virgin Mobile USA, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33735	20-8826316
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

10 Independence Boulevard Warren, NJ	07059
(Address of principal executive offices)	(Zip Code)

(908) 607-4000

Registrant’s telephone number, including area code

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On July 3, 2008, Virgin Mobile, USA, L.P. (the “Company”) entered into a Master Services Agreement (the “Agreement”) with International Business Machines Corporation (“IBM”) for information technology operations and new applications development. The Agreement will govern the relationship between the Company and IBM from May 15, 2008 forward. The initial term of the Agreement is expected to be five years. The Company, in its sole discretion, has the right to extend the agreement for an additional term of one year.

Under the terms of the Agreement, IBM will provide information technology operations/infrastructure, application development and engineering services. IBM’s information technology operations/infrastructure services will include help desk and desk support, business problem resolution and support, server, storage and network management, operation of voice rating platforms, operation of data services applications and platforms, security management and service delivery.

IBM’s application development and engineering services will include the development of key applications, quality assurance of applications and infrastructure configuration, voice engineering, data services engineering and data management and warehousing (including business objects support). The Company will pay IBM through a combination of fixed and variable charges, with the variable charges fluctuating based on the Company’s actual need for services. Fees for operations and infrastructure will be based on certain specified items, such as the number of servers or workstations needed. In addition, the Company will pay for the network operations center on an hourly basis. Fees for application development and engineering services will be based on the number of labor hours provided on a monthly basis for application development and engineering activity as well as release frequency, data services engineering, voice engineering and data management/business intelligence services. Pricing will be adjusted relative to general economic indicators beginning in 2010.

The Company will retain certain auxiliary information technology functions, including managing the allocation of resources. The Company’s information technology group, including the Chief Information and Technology Officer, will be based in the Company’s Warren, NJ headquarters and will be responsible for information technology strategy and the Company’s relationship with IBM.

IBM will hire 44 current Company employees at their current compensation level and will retain these individuals to provide services to the Company for two years. The Company will be responsible for severance payments for those employees terminated prior to the date that is 30 months after IBM hires them.

The Company may terminate the Agreement for convenience on 180 days’ notice but must pay a fee as well as certain deferred transition costs. The Company may also be required to pay wind-down charges, including costs for terminating third-party vendors, non-cancelable lease payments, and severance payments for Company employees hired by IBM to provide services to Company. The Company may also terminate the agreement in the event that IBM fails to achieve specified service levels. In the case of termination for IBM’s failure to meet certain service levels or for a material breach of the Agreement, the Company would pay no termination fees or wind-down fees.

IBM will have the right to terminate the Agreement in the event of a failure by the Company to make timely payment of any fees due and payable.

In the event of termination by either party, upon the Company’s request, IBM is obligated to provide termination assistance services at agreed-upon pricing for no fewer than 12 months and no more than 15 months.

We expect to file the Agreement as an exhibit to our Quarterly Report on Form 10-Q for the quarter ended June 30, 2008. Portions of the Agreement may be omitted in accordance with a request for confidential treatment that the Company expects to submit to the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Virgin Mobile USA, Inc.

Date: July 7, 2008	/s/ Peter Lurie
	Name:	Peter Lurie
	Title:	General Counsel